UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                             -----------------------


                         Commission File No. 33-18859


                  WELLESLEY LEASE INCOME LIMITED PARTNERSHIP IV
                             -----------------------
             (Exact name of registrant as specified in its charter)


  One Financial Center, 21st Floor, Boston, MA 02111  (617) 482-8000 Ext. 205
                             ------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            Limited Partnership Interest
                             -------------------------
            (Title of each class of securities covered by this Form)

                                         None
                             -------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       X           Rule 12h-3(b)(1)(i)       X
                              ---                                   ---
     Rule 12g-4(a)(1)(ii)                  Rule 12h-3(b)(1)(ii)
                              ---                                   ---
     Rule 12g-4(a)(2)(i)                   Rule 12h-3(b)(2)(i)
                              ---                                   ---
     Rule 12g-4(a)(2)(ii)                  Rule 12h-3(b)(2)(ii)
                              ---                                   ---
                                           Rule 15d-6
                                                                    ---

Approximate number of holders of record
as of the certificaton or notice date:                                     1,652


Pursuant to the requirements of the Securities Exchange Act of 1934 Wellesley Lease Income Limited Partnership IV has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     August 3, 1999          By:    Arthur P. Beecher
                                         President
                                         TLP Leasing Programs, Inc.,
                                         one of its Corporate General Partners